Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-83251, 333-136071, and 33-57117 on Form S-8 of our report relating to the financial statements of Valmont Industries, Inc. dated June 25, 2014, appearing in the Annual Report on Form 11-K of the Valmont Employee Retirement Savings Plan for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 25, 2014